EXHIBIT 99.1
Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION
AT THE COMPANY:

Mike Falvey	Emily Anderson
VP, CFO	Media Inquiries
(617) 559-7363	(617) 559-7032
FOR IMMEDIATE RELEASE
Thursday, July 24, 2008
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR SECOND QUARTER ENDED JUNE 28, 2008
Highlights of Q2 2008 Compared with Q2 2007
•	Product revenue increased 9% to $25 million

•	Sensor revenue increased 15% to $21 million

•	Other income includes a $3.9 million gain from the Company’s repurchase of its convertible notes

•	GAAP net income was $1.9 million, or $0.10 per diluted share in Q2 2008, compared with $1.5 million, or $0.07 per diluted share in Q2 2007

•	Non-GAAP net income (which is exclusive of stock-based compensation) was $3.4 million in Q2 2008, or $0.17 per diluted share, compared with $3.5 million, or $0.15 per diluted share in Q2 2007
Norwood, Mass., July 24, 2008— Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that product revenue was $25.2 million for Q2 2008, a 9% increase from $23.1 million in Q2 2007, and that total revenue was $25.2 million for Q2 2008, a 5% decline from $26.6 million in Q2 2007.
With the adoption of Statement of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of Non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (United States generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q2 2008 include the following:
•	Product margin was 74.8% compared with 75.0% in Q2 2007;

•	Operating expenses were $19.8 million, an increase of 7% compared with $18.4 million in Q2 2007;

•	Other income includes a gain of $3.9 million on the Company’s repurchase at a discount of $10.0 million in principal of its convertible notes, and,

•	Net income was $1.9 million, or $0.10 per diluted share, compared with $1.5 million, or $0.07 per diluted share, in Q2 2007.
Key non-GAAP operating results for Q2 2008 include the following:
•	Product margin was 75.3% compared with 75.6% in Q2 2007;

•	Operating expenses were $18.0 million, an increase of 9% compared with $16.4 million in Q2 2007;

•	Other income includes a gain of $3.9 million on the Company’s repurchase at a discount of $10.0 million in principal of its convertible notes, and

•	Net income was $3.4 million, or $0.17 per diluted share, compared with $3.5 million, or $0.15, in Q2 2007.
“We are pleased with our results this quarter despite the challenging circumstances created by the article published in the New England Journal of Medicine. While the overall rate of growth in U.S. sensor revenue moderated during the quarter, procedure penetration improved among our largest customers in the U.S. who have the most experience with our technology, and who use it consistently. We also continued to experience rapid growth in our international markets”, said Nassib Chamoun, president and ceo of Aspect.
“We believe that the response of these customers to the NEJM article reflects the strength, experience and clinical knowledge of our sales team. Looking forward, we are moving aggressively to implement our sales force expansion plan. We believe that this will allow us to develop broader and deeper relationships with our customers, provide better training and clinical education, capitalize on new products, and better communicate the results of emerging clinical data to further strengthen the value proposition of our technology.”
Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. product revenue was $17.3 million in Q2 2008, and $34.4 million year to date Q2 2008, an increase of 1% and 2% over comparable periods in 2007, respectively. U.S. sensor revenue increased 10% in Q2 2008 compared with Q2 2007 due to a 10% increase in sensor unit volume. U.S. equipment revenue declined by 48% in Q2 2008 as expected, due to a strategic shift of our sales organization to develop stronger utilization among our existing customer base. The Q2 2008 decline was mostly the result of a 35% reduction in monitor and module units sold. The Company had no strategic alliance revenue in Q2 2008 compared with $3.6 million in Q2 2007. This was due to the termination and repurchase agreement entered into with Boston Scientific in Q2 2007, which terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM product development agreement and the 2005 neurosciences strategic alliance.

Aspect Medical Systems, Inc.

International revenue was $7.8 million in Q2 2008, and $15.2 million year to date Q2 2008, an increase of 32% and 30% over comparable periods in 2007, respectively. International sensor revenue increased by 36% compared with Q2 2007. The increase resulted from a 35% increase in sensor unit volume. International equipment revenue increased by 24% in Q2 2008 due to an increase of 20% in monitor and module units sold.
Product Margin and Operating Expenses
GAAP product margin (product revenue less costs of revenue, then divided by product revenue) declined slightly to 74.8% in Q2 2008 as compared with 75.0% in Q2 2007. Non-GAAP product margin declined slightly to 75.3% in Q2 2008 as compared with 75.6% in Q2 2007. These changes were principally the result of the growth in high margin sensors offset by growth in the low margin OEM modules.
Total GAAP and non-GAAP operating expenses increased by 7% and 9%, respectively, in Q2 2008 compared with Q2 2007. The increase in total GAAP and non-GAAP operating expenses was due primarily to increases in sales and marketing expenses for programs to support international growth and a domestic sales force retention program.
Interest Income and Expense
Interest income was $1.1 million in Q2 2008, an increase of 8% compared with Q2 2007, due to changes in the balances of cash, cash equivalents and marketable securities partially offset by reduced investment return rates. Interest expense was $928 thousand in Q2 2008, compared to $115 thousand in Q2 2007. The increase was due to the interest expense on the convertible debt issued in June 2007 and outstanding for only part of Q2 2007.
Income Taxes
In Q2 2008, the Company recognized income tax expense of approximately $1.3 million on a GAAP basis and $1.7 million on a non-GAAP basis. This translates to a Q2 effective tax rate of 40% for GAAP and 32% for non-GAAP. The year to date Q2 2008 effective tax rates are 50% for GAAP and 37% for non-GAAP. The GAAP effective tax rates are higher because of the tax treatment of incentive stock options (or ISO’s). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.
Liquidity and Capital Resources
At June 28, 2008, the Company had cash, cash equivalents, restricted cash and marketable securities of $107.1 million compared with $109.5 million at December 31, 2007. The Company had debt in the form of $115.0 million aggregate principal amount of 2.50% convertible senior notes due 2014 at June 28, 2008. This amount decreased from $125.0 million at December 31, 2007 due to the Company’s repurchase at a discount of $10.0 million in principal of the convertible notes during Q2 2008.

Aspect Medical Systems, Inc.

Outlook for the Third Quarter of 2008
The Company’s outlook for the third quarter of 2008 is as follows:
•	Total revenue and product revenue is expected to be within a range of $24.1 million to $25.1 million;

•	GAAP net loss per share is expected to be within a range of ($0.10) to ($0.06); and

•	Non-GAAP net income per fully-diluted share is expected to be within a range of ($0.01) loss per share to $0.03 income per share.
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q2 2008 and guidance for Q3 2008.
Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options, restricted stock and stock awards is excluded from our non-GAAP costs of revenue, non-GAAP gross profit, non-GAAP gross profit margin percent, non-GAAP product margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income, non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and stock awards under SFAS No.123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, there exists complexity and considerable judgment involved in calculating their values, and they have in the past and are expected in the future to be driven by a different set of factors than other expenses in this category.
• The manner in which management uses the Non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three and six months ended June 28, 2008 and June 30, 2007 and expected net income per fully diluted share for the third quarter of 2008 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three and six months ended June 28, 2008 and June 30, 2007. Costs of revenue, gross profit margin, product margin,, total operating expenses (research and development, sales and marketing, general and administrative), operating income, operating margin, income before income tax, net income before taxes per share, income tax expense, effective income tax rate, net income and net income per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by

Aspect Medical Systems, Inc.

shared-based compensation. Because management reviews these financial measures calculated without taking into account the effects of SFAS No.123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (costs of revenue, gross profit margin, product margin,, total operating expenses (research and development, sales and marketing, general and administrative), operating income, operating margin, income before income tax, net income before taxes per share, income tax expense, effective income tax rate, net income and EPS), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
• The economic substance behind management’s decision to use such Non-GAAP financial measures:
The Company discloses non-GAAP information to the public to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
• Why management believes the Non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and we discuss each of these items with investors on a regular basis on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
• The material limitations associated with use of Non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures:
The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures

Aspect Medical Systems, Inc.

disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
• The manner in which management compensates for these limitations when using Non-GAAP financial measures:
Management takes into consideration this aspect of the non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the second fiscal quarter of 2008 and management’s outlook for the third fiscal quarter of 2008 at 10:00 a.m. Eastern Time today, Thursday, July 24, 2008. The call can be accessed live by dialing 1-800-762-8908 (domestic), 1-480-629-9039 (international), or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until July 31, 2008, by dialing 1-800-406-7325 (domestic), or 1-303-590-3030 (international), access code 3900884. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 27 million patients and has been the subject of approximately 3,000 published articles and abstracts. BIS technology is installed in approximately 79 percent of hospitals listed in the July 2008 U.S News and World Report ranking of America’s Best Hospitals and in approximately 75 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 19 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with nine leading manufacturers of patient monitoring systems.
Safe Harbor Statement
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements with respect to the potential benefits and expected outcomes of the Company’s sales force expansion program and the Company’s plans to aggressively implement this program as well as its guidance with respect to total revenue, product revenue and net income (loss) and net income per fully diluted share for the third quarter of 2008 on both a GAAP and non-GAAP basis. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its sales force. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and products based upon its neuroscience technology. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended				Six Months Ended
	June 28, 2008		June 30, 2007		June 28, 2008	June 30, 2007
	(Unaudited)		(Unaudited)		(Unaudited)	(Unaudited)
Product revenue	$25,185		$23,079		$49,613	$45,514
Strategic alliance revenue	—		3,562		—	5,246

Total revenue	25,185		26,641		49,613	50,760

Costs of revenue	6,353		5,767		12,839	11,846

Gross profit	18,832		20,874		36,774	38,914

% of revenue	74.8%		78.4%		74.1%	76.7%

Operating expenses:
Research and development	3,934		4,194		7,873	8,414
Sales and marketing	11,672		10,199		21,874	20,244
General and administrative	4,172		4,016		8,114	7,680

Total operating expenses	19,778		18,409		37,861	36,338

(Loss) income from operations	(946)		2,465		(1,087)	2,576

Other income (expense):
Interest income	1,103		1,020		2,381	2,001
Interest expense	(928)		(115)		(1,876)	(115)
Other income	3,940		—		3,940	—

Income before income taxes	3,169		3,370		3,358	4,462

Income tax provision	1,270		1,882		1,694	2,458

Net income	$1,899		$1,488		$1,664	$2,004

Net income per share:
Basic	$0.11		$0.07		$0.10	$0.09
Diluted	$0.10	(A)	$0.07	(A)	$0.10	$0.09

Shares used in computing net income per share:
Basic	17,217		21,836		17,183	22,122
Diluted	23,754		23,275		17,409	23,076

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Six Months Ended
	June 28,	June 30,	%	June 28,	June 30,	%
	2008	2007	Change	2008	2007	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$21,395	$18,563	15%	$42,031	$36,117	16%

Monitors	1,944	2,984	(35%)	4,041	5,879	(31%)
Modules	986	856	15%	1,967	1,973	—
Other Equipment	860	676	27%	1,574	1,545	2%

Equipment	3,790	4,516	(16%)	7,582	9,397	(19%)

Total product revenue	25,185	23,079	9%	49,613	45,514	9%
Strategic alliance	—	3,562	(100%)	—	5,246	(100%)

Total Worldwide	$25,185	$26,641	(5%)	$49,613	$50,760	(2%)

DOMESTIC
Sensors	$16,053	$14,646	10%	$31,868	$28,650	11%

Monitors	535	1,904	(72%)	1,169	3,724	(69%)
Modules	341	243	40%	564	683	(17%)
Other Equipment	418	353	18%	809	779	4%

Equipment	1,294	2,500	(48%)	2,542	5,186	(51%)

Total Product revenue	17,347	17,146	1%	34,410	33,836	2%
Strategic alliance	—	3,562	(100%)	—	5,246	(100%)

Total Domestic	$17,347	$20,708	(16%)	$34,410	$39,082	(12%)

INTERNATIONAL
Sensors	$5,342	$3,917	36%	$10,163	$7,467	36%

Monitors	1,409	1,080	30%	2,872	2,155	33%
Modules	645	613	5%	1,403	1,290	9%
Other Equipment	442	323	37%	765	766	—

Equipment	2,496	2,016	24%	5,040	4,211	20%

Total International	$7,838	$5,933	32%	$15,203	$11,678	30%

UNITS
WORLDWIDE
Sensors	1,575,000	1,331,000	18%	3,061,000	2,568,000	19%
Monitors	669	849	(21%)	1,387	1,807	(23%)
Modules (a)	1,224	1,056	16%	2,784	2,530	10%
Installed Base (b)				51,273	43,366	18%

DOMESTIC
Sensors	979,000	890,000	10%	1,940,000	1,741,000	11%
Monitors	155	498	(69%)	335	1,026	(67%)
Modules (a)	319	228	40%	524	629	(17%)
Installed Base (b)				29,401	25,723	14%

INTERNATIONAL
Sensors	596,000	441,000	35%	1,121,000	827,000	36%
Monitors	514	351	46%	1,052	781	35%
Modules (a)	905	828	9%	2,260	1,901	19%
Installed Base (b)				21,872	17,643	24%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
GAAP costs of revenue	$6,353	$5,767	$12,839	$11,846
Stock-based compensation expense	(124)	(141)	(243)	(286)

Non-GAAP costs of revenue	$6,229	$5,626	$12,596	$11,560

GAAP gross profit margin	$18,832	$20,874	$36,774	$38,914
Stock-based compensation expense	124	141	243	286

Non-GAAP gross profit margin	$18,956	$21,015	$37,017	$39,200

GAAP profit margin percent	74.8%	78.4%	74.1%	76.7%
Stock-based compensation expense	0.5%	0.5%	0.5%	0.5%

Non-GAAP profit margin percent	75.3%	78.9%	74.6%	77.2%

GAAP product margin percent	74.8%	75.0%	74.1%	74.0%
Stock-based compensation expense	0.5%	0.6%	0.5%	0.6%

Non-GAAP product margin percent	75.3%	75.6%	74.6%	74.6%

GAAP research and development expenses	$3,934	$4,194	$7,873	$8,414
Stock-based compensation expense	(487)	(490)	(956)	(1,014)

Non-GAAP research and development expenses	$3,447	$3,704	$6,917	$7,400

GAAP sales and marketing expenses	$11,672	$10,199	$21,874	$20,244
Stock-based compensation expense	(669)	(789)	(1,345)	(1,597)

Non-GAAP sales and marketing expenses	$11,003	$9,410	$20,529	$18,647

GAAP general and administrative expenses	$4,172	$4,016	$8,114	$7,680
Stock-based compensation expense	(650)	(717)	(1,328)	(1,457)

Non-GAAP general and administrative expenses	$3,522	$3,299	$6,786	$6,223

GAAP total operating expenses	$19,778	$18,409	$37,861	$36,338
Stock-based compensation expense	(1,806)	(1,996)	(3,629)	(4,068)

Non-GAAP total operating expenses	$17,972	$16,413	$34,232	$32,270

GAAP (loss) income from operations	$(946)	$2,465	$(1,087)	$2,576
Stock-based compensation expense	1,930	2,137	3,872	4,354

Non-GAAP income from operations	$984	$4,602	$2,785	$6,930

GAAP operating margin	(3.8%)	9.3%	(2.2%)	5.1%
Stock-based compensation expense	7.7%	8.0%	7.8%	8.6%

Non-GAAP operating margin	3.9. %	17.3%	5.6%	13.7%

GAAP income before income tax	$3,169	$3,370	$3,358	$4,462
Stock-based compensation expense	1,930	2,137	3,872	4,354

Non-GAAP income before income tax	$5,099	$5,507	$7,230	$8,816

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended				Six Months Ended
	June 28, 2008		June 30, 2007		June 28, 2008	June 30, 2007
GAAP income before taxes per diluted share	$0.17	(A)	$0.15	(A)	$0.19	$0.20
Stock-based compensation expense	0.08		0.09		0.23	0.19

Non-GAAP income before taxes per diluted share	$0.25	(A)	$0.24	(A)	$0.42	$0.39

GAAP income tax expense	$1,270		$1,882		$1,694	$2,458
Stock-based compensation expense	380		108		977	801

Non-GAAP income tax expense	$1,650		$1,990		$2,671	$3,259

GAAP effective income tax rate	40%		56%		50%	55%
Stock-based compensation expense	(8%)		(20%)		(13%)	(18%)

Non-GAAP effective income tax rate	32%		36%		37%	37%

GAAP net income	$1,899		$1,488		$1,664	$2,004
Stock-based compensation expense	1,550		2,029		2,895	3,553

Non-GAAP net income	$3,449		$3,517		$4,559	$5,557

GAAP diluted earnings per share	$0.10	(A)	$0.07	(A)	$0.10	$0.09
Stock-based compensation expense	0.07		0.08		0.16	0.15

Non-GAAP diluted earnings per share	$0.17	(A)	$0.15	(A)	$0.26	$0.24

(A)	Includes adjustment of net income for the after tax effect of interest and amortization expense related to the convertible notes as the note conversion is dilutive in the respective period
Guidance for Q3 2008

GAAP net loss per diluted share	($0.10) - ($0.06)

Stock-based compensation expense per diluted share	$ 0.09

Non-GAAP net (loss) income per diluted share	($0.01) - $0.03

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 28,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents, and marketable securities (A)	$90,407	$101,962
Accounts receivable, net	13,027	12,544
Inventory, net	6,687	7,113
Deferred tax assets	4,729	4,729
Other current assets	4,515	4,150

Total current assets	119,365	130,498

Property and equipment, net	8,226	8,455
Restricted cash and long-term marketable securities (A)	16,663	7,522
Deferred financing fees	3,576	4,213
Long-term deferred tax assets	18,683	20,171
Other assets	1,983	2,618

Total assets	$168,496	$173,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,611	$11,559
Other current liabilities	113	115

Total current liabilities	10,724	11,674

Other long-term liabilities	209	128
Long-term debt	115,000	125,000
Stockholders’ equity	42,563	36,675

Total liabilities and stockholders’ equity	$168,496	$173,477

(A)	Investments with maturities beyond twelve months are included in long-term investments.